Exhibit 10.20

ADVISOR AGREEMENT

THIS ADVISOR AGREEMENT (this “Agreement”) is made and entered into as of 3/26/2020 (the “Effective Date”), by and between INTEGRAL MEDICINES, INC., a Delaware corporation (the “Company”), and MARIA GRAZIA RONCAROLO (“Advisor”). The Company and Advisor may be referred to herein individually as “Party” or collectively as “Parties”.

RECITALS

As part of its research and development activities, the Company desires to retain distinguished scientists, inventors and other qualified individuals to advise the Company and perform services on behalf of the Company. In furtherance thereof, the Company desires to retain Advisor as a consultant, and the Company and Advisor desire to enter into this Agreement.

Prior to entering into this Agreement, Advisor has affirmed that other consulting or similar agreements will not reasonably conflict with Advisor’s obligations hereunder.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. Scientific & Clinical Advisory Board; Board of Directors; Consulting Services.

Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a consultant to the Company. Advisor agrees to devote Advisor’s reasonable commercial efforts to provide the following services to the Company in accordance with the time commitment set forth below: (i) to serve on the Company’s Scientific & Clinical Advisory Board (a “S&CAB”) and attend meetings of such S&CAB; (ii) if appointed or elected, to serve on the Company’s Board of Directors (the “Board”) and attend meetings of the Board, (iii) meet with the Company managers, officers, employees and/or consultants and other S&CAB members at reasonable times and frequencies; (iv) review goals of the Company and assist in developing strategies for achieving such goals, and provide advice, support and theories, as well as recruitment of personnel in the Company’s scientific research and product development activities; (v) participate in business meetings on behalf of the Company; and (vi) provide consulting services to or on behalf of the Company (which may involve the development of techniques and improvements) at its reasonable request, including without limitation a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Advisor hereunder are referred to collectively herein as the “Services”. Advisor’s consultation with the Company will involve scientific efforts, including but not limited to those contributing to the development of CRISPR, cell and gene therapy and derivative technologies for the prevention and treatment of human disease (the “Field”), and requires the application of skills and knowledge that Advisor possesses in the Field. Advisor shall perform all Services in accordance with all applicable laws, rules and regulations and in a professional and workmanlike manner. Advisor shall make available up to six (6) days per quarter for purposes of providing Services to the Company at such time as may reasonably be requested by the Company. The Company and Advisor shall meet from time to time to discuss the level of Services required and, as mutually agreed, may adjust the Advisor’s time commitment consistent with any limits placed on the Advisor by the Uniform Provisions (as defined below); the compensation described in Section 2(a) shall be adjusted proportionately based on the adjusted time commitment.

2. Compensation.

(a) Annual Retainer.

As consideration for performing the Services, the Company shall pay Advisor a base retainer at the rate of $70,000 per year, subject to Advisor’s making available six (6) days per quarter for the performance of the Services, payable in accordance with the Company’s standard payroll schedule. From time to time, Advisor and the Company may mutually agree upon adjustments to the number of required days of Service per quarter and adjust the retainer proportionately.

(b) Equity Compensation.

As consideration for performing the Services, subject to the approval by the Board, the Company shall grant Advisor the right to purchase 3,000,000 shares (subject to adjustment pursuant to the Stanford License Adjustment, as defined below) of the Company’s Common Stock (the “Purchase Right”). Any purchase of shares subject to the Purchase Right will be governed by the terms and conditions of Advisor’s stock purchase agreement and will include a repurchase option in favor of the Company that will be released as Advisor’s shares vest in accordance with the following vesting schedule, subject in each case to Advisor’s continuous service with the Company as an employee, advisor, director or consultant on each vesting date (the “Vesting Schedule”): (i) 25% of the aggregate stock and stock equivalents issued to Advisor (reduced by any percentage already vested pursuant to the Term Sheet Acceleration, as defined below) shall vest on the first anniversary of the first date on which the Company has sold preferred stock with aggregate gross proceeds to the Company in the amount of at least $10,000,000 cumulatively to such date and (ii) the remaining 75% of the aggregate stock and stock equivalents issued to Advisor shall vest in equal monthly installments over a period of 3 years thereafter. The exercise price per share subject to the Purchase Right will be equal to the fair market value of one share of the Company’s Common Stock as determined by the Board in good faith on the date the Board approves grant of the Purchase Right.

The Purchase Right shall be subject to acceleration of vesting substantially as follows: (i) 665,550 of the aggregate stock and stock equivalents issued to Advisor shall vest on the date of execution of the Stanford License Term Sheet (as defined below) (the “Term Sheet Acceleration”) and (ii) in the event of a Change in Control (as defined below), 100% of the aggregate stock and stock equivalents issued to Advisor shall vest as of the date of such Change in Control, subject to Advisor’s continuous service with the Company as an employee, advisor, director or consultant as of the time of the consummation of such Change in Control.

“Change in Control” means (1) a merger or consolidation in which the Company is a constituent party (or in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (2) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital, or (3) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board in its sole discretion) of the assets of the Company other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company to an entity, more than 50% of the combined voting power of the voting securities of which are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exclusive license or other disposition.

“Stanford License Term Sheet” means a term sheet between the Company and The Board of Trustees of the Leland Stanford Junior University (“Stanford”) providing for the license of intellectual property (including, but not limited to, data, materials, know-how and other assets reasonably necessary to make use of the licensed intellectual property) covering the CRISPR-related technology that has been the subject of Matthew Porteus’ research with Stanford.

“Stanford License Adjustment” means a reduction to and repurchase of that number of total shares subject to the Purchase Right equal to (i) that number of shares to be issued to Stanford pursuant to the definitive license agreement described in the Stanford License Term Sheet (the “Stanford License”) multiplied by (ii) a number equal to (A) the total number of shares subject to the Purchase Right (without taking into account the Stanford License Adjustment) divided by (B) a number equal to (x) the total number of shares subject to the Purchase Right (without taking into account the Stanford License Adjustment) plus (y) the aggregate total number of shares subject to all of the purchase rights issued to Frank Lee, Matthew Porteus and Daniel Dever (without taking into account any adjustments thereto based on equivalent Stanford License Adjustments applicable to such shares) plus (z) 2,900,000 shares.

(c) Expenses.

The Company will also reimburse Advisor for reasonable travel and out-of-pocket expenses incurred by Advisor in providing Services at the Company’s request, provided that any such expenses in excess of $500 in any month shall be pre-approved by Company.

3. Independent Contractor.

The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

4. Institutional Agreement.

(a) The Company acknowledges that Advisor is an employee of Stanford (the “Organization”) and is subject to the Organization’s policies as in effect from time to time, including but not limited to policies concerning consulting, conflicts of interest and intellectual property as are currently published in the Stanford Research Policies Handbook (https://doresearch.stanford.edu/policies/research-policy-handbook). The Company acknowledges and agrees that nothing in this Agreement shall affect Advisor’s obligations to, or research on behalf of, the Organization. Advisor agrees Advisor will not perform, and will not be obligated under this Agreement to perform, any Services under this Agreement in a manner which conflicts with applicable policies of the Organization. Specifically, Advisor agrees that Advisor will avoid using any facilities or resources of the Organization in performing the Services hereunder where the use of such facilities or resources would conflict with Advisor’s obligations under this Agreement.

(b) If Advisor is required by the Organization, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Advisor hereunder or that is contrary to the terms of this Agreement, Advisor will promptly notify the Company of such obligation after Advisor becomes aware, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

(c) Attached to this Agreement as Exhibit A is a current version of Stanford University Requirements for Faculty Consulting Activities and Agreements (as amended from time to time by Stanford, the “Uniform Provisions”). The Parties hereto agree that the Uniform Provisions are an integral part of this Agreement and this Agreement shall have no force or effect unless the Uniform Provisions are signed by both Parties. In the event of any conflict between this Agreement and the Uniform Provisions, the Uniform Provisions shall govern.

5. Recognition of Company’s Rights; Nondisclosure.

Advisor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Advisor agrees as follows:

(a) At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services or is expressly authorized in writing by a manager of the Company.

(b) The term “Proprietary Information” means any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company that are provided to or learned by Advisor under this Agreement or otherwise in the course of providing Services whether before or after the Effective Date. By way of illustration but not limitation, Proprietary Information includes without limitation: (i) inventions, ideas, samples, media, molecules and/or compounds and procedures and formulations for producing any such samples, media and/or molecules and/or compounds, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

(c) In addition, Advisor understands that the Company have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association with the Company and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services, or as expressly authorized in writing by a manager of the Company.

(d) The obligations under this Section 5 will not apply to any information that: (i) was publicly known prior to disclosure to Advisor, (ii) becomes publicly known, without fault on the part of Advisor, subsequent to disclosure, (iii) is received by Advisor without restriction at any time from a source, other than Company, rightfully having possession of and the right to disclose such information, (iv) is otherwise known by Advisor prior to disclosure of such information by the Company, or (v) is independently developed by Advisor outside of the performance of the Services and without reference to any Proprietary Information or Third Party Information.

6. Intellectual Property Rights.

(a) Advisor agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that Advisor first conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, in the course of or as a direct result of performing the Services under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company. For purposes of copyright laws of the United States, all Inventions will constitute works made for hire, except to the extent such Inventions cannot by law be works made for hire. Advisor agrees that Advisor will not use any facilities or resources of the Organization to perform the Services or to otherwise perform the Services in a way that would give rise to any claim or right of the Organization to any Inventions. Advisor hereby waives for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

(b) Advisor agrees to disclose all Inventions promptly to the Company and hereby assigns, and agrees to assign, to the Company Advisor’s entire right, title and interest in and to all Inventions. Advisor hereby designates the Company as Advisor’s agent, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from the Advisor to the Company. Advisor will make and maintain adequate and current written records of all Inventions, which records will be available and will remain the property of the Company at all times.

(c) During the term of this Agreement and at all times thereafter, Advisor further agrees to execute and deliver all applications, assignments or other instruments and will perform all such lawful acts as reasonably requested by the Company in order for the Company to establish the Company’s ownership of all Inventions and to cooperate and provide reasonable assistance (at Company’s expense) to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries, including, without limitation, testifying in any suit or proceeding involving the same. In the event the Company is unable after reasonable effort to obtain Advisor’s signature on any document which Advisor may be required to sign pursuant to this Section 6(c), whether because of Advisor’s physical or mental incapacity or for any other reason, Advisor hereby irrevocably appoints each manager of the Company (in office at the time) as Advisor’s attorney in fact to execute any such document on Advisor’s behalf.

(d) Advisor agrees to submit to the Company any proposed publication that contains any Proprietary Information, Third Party Information, Inventions or work performed by Advisor for the Company hereunder. Advisor further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(e) Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by Advisor or any third party (including the Organization) into any Invention without the Company’s prior written permission. Notwithstanding the foregoing, if Advisor incorporates into any Invention any proprietary information or other intellectual property owned by Advisor or in which Advisor has an interest and with respect to which Advisor has the right and power to grant a license to the Company, Advisor hereby grants, and to the extent any such grant cannot be made at the present, agrees to grant to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license, with the right to grant sublicenses through multiple tiers, under all intellectual property rights, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or otherwise exploit in any way, such proprietary information or other intellectual property, in whole or in part, by any means, not known or later developed, in all languages for the sole purposes of researching, developing, making, using selling, importing and otherwise exploiting such Invention in which such proprietary information or other intellectual property was incorporated.

(f) The terms of this Section 6 and this Agreement are subject to Advisor’s obligations under the Stanford Research Policies Handbook (https://doresearch.stanford.edu/policies/research-policy-handbook).

7. Noncompetition and Non-solicitation of Employees.

(a) During the term of this Agreement, Advisor will not, without the prior consent of the Company, engage in any commercial business activity in the Exclusivity Field (as defined below) that competes in any way with any business then being conducted or planned by the Company. In addition, but without limiting the generality of the foregoing, without the prior consent of the Company, Advisor covenants and agrees during the term of this Agreement not to enter into any consulting or advisory relationship in the Exclusivity Field with any third party that is non-academic and operating for-profit. The foregoing shall not prevent Advisor from engaging in Advisor’s work at the Organization or conducting any academic research, teaching or related non-commercial activity, including research activities sponsored by commercial entities but only to the extent that Advisor’s non-participation in such activities would be a violation of the policies of the academic institution by which the Advisor is employed. The term “Exclusivity Field” means the field of cell and gene therapy therapeutics involving the use of gene editing for the prevention and treatment of human disease where the therapeutic is produced ex vivo or where the therapeutic addresses diseases of the blood or immune system. The Exclusivity Field shall be subject to automatic expansion to include therapeutics addressing other disease areas in the event that the Board consents to (i) include additional products in the Company’s development pipeline and (ii) spend material resources on these additional programs (such new therapeutics, products, and programs, the “Expanded Field”); provided, however, that it shall not be a breach of this Section 7(a) for Advisor to continue then-existing commercial business activities, or to have previously entered into a consulting or advisory relationship with a third party, in the Expanded Field. Advisor currently has agreements in the field of cell and gene therapies listed in Exhibit B hereto, and Advisor shall promptly notify the Company if Advisor enters into other agreements in the field of gene and cell therapy during the term of this Agreement (all such agreements, whether existing as of the Effective Date or entered into by Advisor during the term of this Agreement, collectively, the “Cell and Gene Therapy Agreements”). If at any time, in the reasonable determination of the Board, there is a conflict between the (i) Exclusivity Field and the Expanded Field and (ii) the Cell and Gene Therapy Agreements, the Parties shall meet and discuss in good faith how to resolve the conflict (the “Conflict Resolution”).

(b) During the term of this Agreement and for one (1) year after its termination, Advisor will not personally or through others, solicit or induce any manager, officer, employee, consultant, collaborator, partner, manufacturer or customer of the Company to terminate its, his or her relationship with the Company.

(c) If any restriction set forth in Sections 7(a) and 7(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable under applicable law.

8. No Conflicting Obligation.

(a) Advisor represents that to Advisor’s knowledge after review of Advisor’s agreements with the Organization, the Organization’s policies and guidelines applicable to Advisor and any other agreement, policies and guidelines to which Advisor is a party or subject to, Advisor’s performance of Advisor’s obligations under this Agreement and the performance of the Services do not and will not breach or conflict with any agreement with or obligation to a third party, or any policies or guidelines to which Advisor is a party or subject to, including without limitation an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust.

(b) Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement or Advisor’s obligations hereunder, including without limitation Advisor’s ability to provide the Services and for the number of days committed to the Company as contemplated by Section 1. Advisor shall provide prompt written notice (and in any event, within five (5) days) to the Company of any agreement in the Field to which Advisor becomes a party or subject that conflicts with this Agreement or Advisor’s obligations hereunder.

9. No Improper Use of Materials.

Advisor agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

10. Term and Termination.

This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue until terminated by either Party as provided below.

(a) Advisor or the Company may terminate the Agreement at any time by giving no less than thirty (30) days’ prior written notice to the other Party; provided, however, that if the Company terminates the Agreement without Cause (as defined below), the Vesting Schedule shall remain in full force and effect without its being subject to Advisor’s continuous service with the Company as an employee, advisor, director or consultant on each vesting date.

(b) The obligations set forth in Sections 2 (with respect to any Services performed prior to the date of termination), 3, 4, 5, 6, 7(b), 7(c), 10(b), 11, 12, 13, 14, 15, 16, 18, 19 and 20 will survive any termination or expiration of this Agreement except as otherwise set forth in such Sections. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials containing any Proprietary Information or Third Party Information.

“Cause” means (i) conduct by Advisor constituting a material act of misconduct in connection with the performance of Advisor’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) Advisor’s commission of (A) any felony; or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by Advisor that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if Advisor were retained following such conduct; (iv) Advisor’s continued willful non-performance of Advisor’s responsibilities hereunder which has continued for more than thirty (30) days following written notice of such non-performance from the Company; provided, however, that Advisor shall not be required to perform Services that would be prohibited by the terms of the Uniform Provisions; (v) Advisor’s material breach of any of Advisor’s covenants hereunder; (vi) a material violation by Advisor of any of the Company’s written employment policies provided to Advisor prior to such violation and as applicable to Advisor; (vii) Advisor’s failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (viii) failure of the Company and Stanford to execute the Stanford License within one year of the Effective Date.

11. Assignment.

The rights and obligations of the Parties shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

12. Legal and Equitable Remedies.

Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company and Third Party Information, the Company shall have the right to enforce Sections 5, 6 and 7 of this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. Advisor acknowledges that a breach (or threatened breach) of any of the agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief or a decree for specific performance.

13. Governing Law; Jurisdiction; Severability.

This Agreement shall be governed by and construed according to the laws of California, without regards to conflicts of laws rules. The parties hereby agree that the state and federal courts of California shall have exclusive jurisdiction of, and shall be the exclusive forum and venue for, any dispute arising under this Agreement. If any provision of this Agreement or portion thereof is found by a court of competent jurisdiction to be unenforceable, that provision or portion thereof shall be severed and the remainder of this Agreement shall continue in full force and effect.

14. Complete Understanding; Modification.

This Agreement and all exhibits hereto, together with the agreement(s) reflecting the equity compensation described in Section 2(b) hereof (the “Equity Compensation Agreement”) when entered into by the parties, constitute the final, exclusive and complete understanding and agreement of the Parties with respect to the subject matter hereto and supersede all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties.

15. Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the signature page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

16. Expenses.

Each Party shall be responsible for such Party’s costs and expenses in connection with entering into this Agreement and the Equity Compensation Agreement.

17. Counterparts; Facsimile.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, PDF or email will be as effective as the delivery of original signatures.

18. Defend Trade Secrets Act of 2016.

Advisor acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

19. Indemnification.

Advisor shall indemnify and hold the Company and its affiliates and their respective managers, directors, officers, agents and employees harmless from and against any amount awarded in, or paid in settlement of, any action, suit, claim, investigation, or proceeding (“Claim”), along with related court costs, attorneys’ fees, and other out-of-pocket costs for defending, investigating, or negotiating in respect of such Claim, where such Claim arises out of or is based upon Advisor’s failure to pay any and all federal or state taxes required to be withheld or paid by Advisor on the income received under this Agreement, including, without limitation, any and all income taxes, social security taxes, and taxes imposed by the Federal Unemployment Tax Act.

20. Protected Disclosures.

Advisor understands that nothing contained in this Agreement limits Advisor’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

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IN WITNESS WHEREOF, the Parties have executed this Advisor Agreement as of the date first written above.

INTEGRAL MEDICINES, INC.		ADVISOR

By:	/s/ Jerel Davis	/s/ Maria Grazia Roncarolo
Name:	Jerel Davis	Name: Maria Grazia Roncarolo
Title:	President	Address: [Omitted]
Address: [Omitted]

EXHIBIT A

Stanford University Requirements for Faculty Consulting Activities and Agreements

[Omitted]

Exhibit B

Gene and Cell Therapy Agreements

[Omitted]